                                                                     Exhibit 4.9

REGISTRATION RIGHTS AGREEMENT

      This Registration Rights Agreement, dated as of December 11, 2000 (this "Agreement"), is made by and between iExalt, Inc., a Nevada corporation (the "Company"), and Thomson Kernaghan & Co., Ltd., an Ontario (Canada) corporation (the "Initial Investor").

W I T N E S S E T H:

      WHEREAS, upon the terms and subject to the conditions of the Securities Purchase Agreement, dated as of the date hereof (the "Closing Date"), between the Initial Investor and the Company (the "Securities Purchase Agreement"), the Company has agreed to issue and sell to the Initial Investor, as agent, a series of 10% Convertible Debentures, in the aggregate principal amount of $1,200,0000 (the "Debentures"), which are convertible into common stock of the Company, par value $.001 per share ("Common Stock") ("Debenture Shares"), certain warrants to purchase Common Stock issued in connection with the Debentures (the "Debenture Warrants"), shares of Common Stock to be issued pursuant to the exercise of the Debenture Warrants ("Debenture Warrant Shares"), shares of Common Stock to be issued pursuant to an Equity Line Financing Agreement ("Equity Line Shares"), certain warrants to purchase Common Stock to be issued in connection with the issuance of the Equity Line Shares ("Equity Line Warrants"); and shares of Common Stock to be issued pursuant to the exercise of the Equity Line Warrants ("Equity Line Warrant Shares").

      WHEREAS, capitalized terms not otherwise defined herein shall have the meanings given to them in the Securities Purchase Agreement; and

      WHEREAS, the Debentures are convertible into shares of Common Stock (the "Debenture Shares") upon the terms and subject to the conditions set forth therein; and

      WHEREAS, the Debenture Warrants may be exercised for the purchase of the Debenture Warrant Shares upon the terms and conditions of the Debenture Warrants and the Equity Line Warrants may be exercised for the purchase of the Equity Line Warrant Shares upon the terms and conditions of the Equity Line Warrants;

      WHEREAS, to induce the Initial Investor to execute and deliver the Securities Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the "Securities Act"), with respect to the Debenture Shares, the Debenture Warrant Shares, the Equity Line Shares and the Equity Line Warrant Shares;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Initial Investor hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

      (a) "Investor" means the Initial Investor and any permitted transferee or assignee who agrees to become bound by the provisions of this Agreement in accordance with Section 9 hereof.

      (b) "Potential Material Event" means any of the following: (i) the possession by the Company of material information that is not required to be disclosed in a registration statement, which shall be evidenced by determinations in good faith by the Board of Directors of the Company that disclosure of such information in the registration statement would be detrimental to the business and affairs of the Company; or (ii) any material engagement or activity by the Company which would, in the good faith determination of the Board of Directors of the Company, be adversely affected by disclosure in a registration statement at such time, which determination shall be accompanied by a good faith determination by the Board of Directors of the Company that the registration statement would be materially misleading absent the inclusion of such information.

      (c) "Register," "Registered," and "Registration" refer to a registration effected by preparing and filing a Registration Statement or Statements in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis ("Rule 415"), and the declaration or ordering of effectiveness of such Registration Statement by the United States Securities and Exchange SEC (the "SEC").

      (d) "Registrable Securities" means at any time (a) the Debenture Shares, the Debenture Warrant Shares, the Equity Line Shares and the Equity Line Warrant Shares, whether issued or issuable, including any shares of Common Stock issuable upon conversion or exercise of Debenture, Debenture Warrants or Equity Line Warrants that are issuable in the future and (b) any shares of Common Stock then issuable directly or indirectly upon the conversion or exercise of other securities which were issued as a dividend or other distribution with respect to or in replacement of Registrable Shares.

      (e) "Registration Statement" means a registration statement of the Company under the Securities Act and any amendments thereto.

2. Registration.

      (a) Mandatory Registration. The Company shall prepare and file with the SEC, as soon as possible after the Closing Date, but no later than thirty (30) days following the Closing Date, a Registration Statement on Form S-1, Form S-3 or other available form, registering for resale by the Investor all of the Registrable Securities, but in no event less than one hundred fifty percent (150%) of the aggregate number of Registrable Securities at the time of filing of the Registration Statement (assuming for such purposes that the entire principal balance of all Debentures had been eligible to be converted, and had been converted, into Debenture Shares in accordance with their terms, whether or not such eligibility or conversion had in fact occurred as of such date and that all Debenture Warrants and Equity Line Warrants had been eligible to be exercised and had been exercised in accordance with their terms, whether or not such eligibility or exercise had in fact occurred as of such date). The Registration Statement shall also state that, in accordance with Rule 416 and 457 under the Securities Act, it also covers such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Debentures and the exercise of the Debenture Warrants and the Equity Line Warrants to prevent dilution resulting from stock splits, or stock dividends. The Company will use its best efforts to cause the Registration Statement to be declared effective no later than ninety (90) days after the Closing Date.

      (b) Amendments. If at any time the number of Registrable Securities (assuming full conversion or exercise of the Debentures, the Debenture Warrants, the Equity Line Warrants, and the purchase of $3.0 million of Equity Line Shares) equals more than seventy five percent (75%) of the aggregate number of shares of Common Stock then registered, the Company shall, within ten (10) business days after receipt of a written notice from any Investor, either (i) further amend the Registration Statement filed by the Company pursuant to the preceding sentence, if such Registration Statement has not been declared effective by the SEC at that time, to register 150% of the aggregate of all Registrable Securities (assuming full conversion or exercise of any issued or issuable Debentures, the Debenture Warrants, the Equity Line Warrants, and the purchase of $3.0 million of Equity Line Shares), or (ii) if such Registration Statement has been declared effective by the SEC at that time, file with the SEC an additional Registration Statement on Form S-1, Form S-3 or other available forum as may be appropriate, to register (A) 150% of the aggregate of all Registrable Securities (assuming full conversion or exercise of any issued or issuable Debentures, Equity Line Warrants and Debenture Warrants), less (B) the aggregate number of shares of Common Stock already registered which have not been issued upon conversions of the Debentures or the exercise of Debenture Warrants and the Equity Line Warrants. THE REGISTRATION STATEMENT SHALL NOT INCLUDE ANY SHARES OTHER THAN THE REGISTRABLE SECURITIES, AND CERTAIN OTHER SHARES THAT THE COMPANY IS OBLIGATED TO REGISTER AS SET FORTH IN SCHEDULE 5(b), WITHOUT THE CONSENT OF ALL OF THE INVESTORS.

      (c) Payments by the Company.

            (i) If the Registration Statement covering the Registrable Securities is not filed with the SEC on or before thirty (30) days after the Closing Date (the "Required Filing Date"), then the Company shall pay Investor a late filing penalty (collectively "Late Filing Fees"), (i) on the first day after the Required Filing Date, an amount equal to two percent (2%) of the original purchase price paid pursuant to the Securities Purchase Agreement (the "Purchase Price") for the Debentures, and (ii) on each subsequent monthly anniversary of the Required Filing Date, if the Registration Statement has not been filed in proper form on or before such date, an amount equal to three percent (3%) of the Purchase Price for the Debentures.

            (ii) If the Registration Statement covering the Registrable Securities is not effective within the earlier of (a) five (5) business days after notice by the SEC that it may be declared effective (including the issuance by the SEC of a

                  "no review letter"), or (b) ninety (90) days following the Closing Date (the "Required Effective Date"), then the Company shall pay each applicable Investor a late effective date penalty (collectively "Late Effective Date Fees")(sometimes Late Filing Fees and Late Effective Fees are collectively referred to as "Late Fees"), (i) on the first day after the Required Effective Date, an amount equal to two percent (2%) of the aggregate principal amount of all unredeemed Debentures held by that Investor, and (ii) on each subsequent monthly anniversary of the Required Effective Date, if the Registration Statement has not been declared effective on or before such date, an amount equal to three percent (3%) of the aggregate principal amount of the unredeemed Debentures held by that Investor. By way of illustration and not in limitation of the foregoing, assuming a Closing Date of February 3, 2000
                  (X) if the Registration Statement is timely filed but is not declared effective until July 15, 2000 (assuming for the purpose of this example that the SEC has not previously provided notice that it may be declared effective and that the full $500,000 in principal of the Debentures is outstanding), the aggregate Late Effective Date Penalty will equal 10% percent of $500,000 (2% on May 3, the 90th day after the Closing Date, plus 3% each on June 2, and July 2) or (Y) if the Registration Statement is filed on April 9 and is not declared effective until June 15, 2000 (assuming for the purpose of this example that the SEC has not previously provided notice that it may be declared effective), the aggregate Late Filing Penalty will equal 5% of $500,000 (2% on March 4, the 30th day after the Closing Date, plus 3% on April
                  3) and the aggregate Late Effective Date Penalty will equal 5% percent of $500,000 (2% on May 3, the 90th day after the Closing Date, plus 3% on June 2).

            (iii) In addition to and not in lieu of the payment of fees hereunder, if the Registration Statement is not filed within sixty (60) days after the Closing Date, or the Registration Statement is not declared effective within one hundred twenty
                  (120) days after the Closing Date, each Investor may, at its option, require the Company to redeem the Debentures held by that Investor in full (within three (3) days after its delivery of a redemption notice to the Company), in cash, which redemption amount shall be calculated as set forth in the Debentures.

            (iv) If, subsequent to the declaration by the SEC of its effectiveness, the availability of the Registration Statement for use by the Initial Investor is suspended for any period exceeding ten (10) days, then the Company shall pay to the Investor an amount equal to two percent (2%) of the aggregate principal amount of all purchases of Equity Line Shares made by the Initial Investor for each ten (10) day period (or portion thereof) thereafter. In the event the Company is able to cure a suspension contemplated in the preceding sentence, but the availability of the Registration Statement for the use by the

                  Investor is subsequently suspended, then the Company shall pay to the Investor an amount equal to two percent (2%) of the aggregate principal amount of all purchases of Equity Line Shares made by the Initial Investor since the prior suspension of effectiveness for each ten (10) day period (or portion thereof) thereafter.

            (v) If, subsequent to the declaration by the SEC of its effectiveness, the availability of the Registration Statement for use by the Initial Investor is suspended for any period exceeding thirty (30) days, then the Initial Investor shall not have any further obligation to purchase the Equity Line Shares.

            (vi) Late Fees will be payable to the Investor by the Company in cash or other immediately available funds on the date such Late Penalty is incurred.

            (vii) The parties acknowledge that the damages which may be incurred by the Investor if the Registration Statement is not filed by the Required Filing Date or if the Registration Statement has not been declared effective by the Required Registration Date may be difficult to ascertain. The parties agree that the Late Fees represent a reasonable estimate on the part of the parties, as of the date of this Agreement, of the amount of such damages. The payment of the Late Fees to the Investor shall not limit the Investor's other rights and remedies hereunder or under any other document entered into in connection herewith.

           (viii) Notwithstanding the foregoing, the amounts payable by the Company pursuant to this provision shall not be payable to the extent any delay in the effectiveness of the Registration Statement occurs because of an act of, or a failure to act or to act timely by the Investor or its counsel if the Company timely forwards to counsel any required documents or in the event all of the Registrable Securities may be sold pursuant to Rule 144 or another available exemption under the Act.

3. Obligations of the Company.

      In connection with the registration of the Registrable Securities, the Company shall do each of the following:

      (a) prepare promptly, and file with the SEC by the Required Filing Date, the Registration Statement with respect to not less than the number of Registrable Securities provided in Section 2(a) above, and thereafter use its best efforts to cause each Registration Statement relating to Registrable Securities to become effective by the Required Effective Date and keep the Registration Statement effective at all times until the earliest (the "Registration Period") of (i) the date that is two (2) years after the Closing Date, (ii) the date when the Investor may sell all Registrable Securities under Rule 144 of the Securities Act ("Rule 144") or (iii) the date the Investor no longer owns any of the Registrable Securities, which Registration Statement

(including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

      (b) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during the Registration Period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Registration Statement;

      (c) permit one counsel designated by the Investors to review the Registration Statement and all amendments and supplements thereto a reasonable period of time (but not less than three (3) business days) prior to their filing with the SEC, and not file any document in a form to which such counsel reasonably objects;

      (d) notify the Investors, Investors' legal counsel and managing underwriters, if any, immediately (and, in the case of (i)(A) below, not less than five (5) days prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one (1) business day following the day (i)(A) when a prospectus or any prospectus supplement or post-effective amendment to the Registration Statement is proposed to be filed; (B) whenever the SEC notifies the Company whether there will be a "review" of such Registration Statement; (C) whenever the Company receives (or representatives of the Company receive on its behalf) any oral or written comments from the SEC in respect of a Registration Statement (copies or, in the case of oral comments, summaries of such comments shall be promptly furnished by the Company to the Investor); and (D) with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to the Registration Statement or prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose; (iv) if at any time any of the representations or warranties of the Company contained in any agreement (including any underwriting agreement) contemplated hereby ceases to be true and correct in all material respects; (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (vi) of the occurrence of any event that, to the knowledge of the Company, makes any statement made in the Registration Statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to the Registration Statement, prospectus or other documents so that, in the case of the Registration Statement or the prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, the Company shall furnish the Investors with copies of all intended written responses to the comments contemplated in clause
(C) of this Section 3(d) not later than one (1) Business Day in advance of the filing of such responses with the SEC so that the Investors shall have the opportunity to comment thereon;

      (e) furnish to the Investors and counsel for the Investors (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, two (1) copies each of the Registration Statement, each preliminary prospectus and prospectus, and each amendment or supplement thereto, and (ii) such number of copies of a prospectus, and all amendments and supplements thereto and such other documents, as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by that Investor;

      (f) as promptly as practicable after becoming aware of such event, notify the Investors of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and use its best efforts promptly to prepare a supplement or amendment to the Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to an Investor as it may reasonably request;

      (g) as promptly as practicable after becoming aware of such event, notify the Investors (or, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time;

      (h) notwithstanding the foregoing, if at any time or from time to time after the date of effectiveness of the Registration Statement, the Company notifies the Investor in writing of the existence of a Potential Material Event, an Investor shall not offer or sell any Registrable Securities, or engage in any other transaction involving or relating to the Registrable Securities, from the time of the giving of notice with respect to a Potential Material Event until Investor receives written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; provided, however, that the Company may not so suspend the right to such holders of Registrable Securities for more than two twenty
(20) day periods in the aggregate during any 12-month period ("Suspension Period") with at least a ten (10) business day interval between such periods, during the periods the Registration Statement is required to be in effect;

      (i) use its reasonable efforts to secure or maintain, as applicable, National Association of Securities Dealers Over the Counter Bulletin Board authorization and quotation for such Registrable Securities or a listing on any exchange upon which the Common Stock is listed and, without limiting the generality of the foregoing, to arrange for at least two market makers to register with the National Association of Securities Dealers, Inc. ("NASD") as such with respect to such Registrable Securities;

      (j) provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the Registration Statement;

      (k) cooperate with the Investor who holds Registrable Securities being offered to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts as the case may be, as the Investor may reasonably request, and, within five (5) business days after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Investor whose Registrable Securities or securities convertible into Registrable Securities are included in such Registration Statement) an appropriate instruction and opinion of such counsel; provided, however, that nothing in this subparagraph (k) shall be deemed to waive any of the provisions regarding the conditions or method of conversion of the Debentures or exercise of Debenture Warrants or the Equity Line Warrants into Registrable Securities; and

      (l) take all other reasonable actions necessary to expedite and facilitate disposition by the Investor of the Registrable Securities pursuant to the Registration Statement.

4. Obligations of the Investor. In connection with the registration of the Registrable Securities, Investor shall have the following obligations:

      (a) as a condition precedent to the obligations of the Company to complete the Registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor, Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such Registration as the Company may reasonably request. At least ten (10) days prior to the first anticipated filing date of the Registration Statement, the Company shall notify Investor of the information the Company requires from Investor (the "Requested Information") if Investor elects to have any of its Registrable Securities included in the Registration Statement. If at least two (2) business days prior to the filing date the Company has not received the Requested Information from an Investor (a "Non-Responsive Investor"), then the Company may file the Registration Statement without including Registrable Securities of such Non-Responsive Investor;

      (b) to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement hereunder, unless Investor has notified the Company in writing of its election to exclude all of its Registrable Securities from the Registration Statement; and

      (c) upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(f) or 3(g), above, Investor shall immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until Investor's receipt of the copies of the supplemented or amended prospectus contemplated by
Section 3(f) or 3(g) and, if so directed by the Company, Investor shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in Investor's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

5. Expenses of Registration.

      (a) All reasonable expenses (other than underwriting discounts and commissions of Investor) incurred in connection with registrations, filings or qualifications pursuant to Section 3, including, without limitation, all registration, listing, and qualifications fees, printers and accounting fees, the fees and disbursements of counsel for the Company, and the reasonable fees and expenses of Investors' legal counsel shall be borne by the Company.

      (b) Neither the Company nor any of its subsidiaries has, as of the date hereof, nor shall the Company nor any of its subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Investor herein or otherwise conflicts with the provisions hereof. Except as and to the extent specifically set forth in Schedule 5(b) attached hereto, neither the Company nor any of its subsidiaries has previously entered into any agreement granting any registration rights with respect to any of its securities to any person or entity. Without limiting the generality of the foregoing, without the written consent of the Investors, the Company shall not grant to any person the right to request the Company to register any securities of the Company under the Securities Act unless the rights so granted are subject in all respects to the prior rights in full of the Investor set forth herein, and are not otherwise in conflict or inconsistent with the provisions of this Agreement.

6. Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

      (a) to the extent permitted by law, the Company will indemnify and hold harmless Investor, its directors, officers, managers, representatives, agents and "controlling persons" within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (each, an "Indemnified Party"), against any losses, claims, damages, liabilities or expenses (joint or several) incurred (collectively, "Claims") to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations in the Registration Statement, or any post-effective amendment thereof, or any prospectus included therein:

            (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading,

            (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or

            (iii) any violation or alleged violation by the Company of the
                  Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law (the matters in the foregoing clauses (i) through (iii) being, collectively, "Violations").

Subject to clause (b) of this Section 6, the Company shall reimburse any Indemnified Party, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by it in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a) shall not (i) apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Indemnified Party expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to Section 3(c) hereof; (II) be available to the extent such Claim is based on a failure of the Investor to deliver or cause to be delivered the prospectus made available by the Company; or (III) apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Investor will indemnify the Company and its officers, directors and agents against any claims arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company, by or on behalf of Investor, expressly for use in connection with the preparation of the Registration Statement, subject to such limitations and conditions as are applicable to the Indemnification provided by the Company to this Section 6 and further to the limitation that the aggregate amount of all Investors' indemnification obligations shall be the proceeds received from the sale of Registrable Securities under a registration. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and shall survive the transfer of the Registrable Securities by the Investor pursuant to Section 9.

      (b) Promptly after receipt by an Indemnified Party under this Section 6 of notice of the commencement of any action (including any governmental action), such Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Party. In case any such action is brought against any Indemnified Party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, subject to the provisions herein stated and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party under this Section 6 for any reasonable legal or other reasonable out-of-pocket expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action of its final conclusion. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and reasonable out-of-pocket expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the Indemnified Party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

7. Contribution. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that
(a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in
Section 6; (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation; and (c) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

8. Reports Under Exchange Act. With a view to making available to the Investor the benefits of Rule 144, the Company agrees to:

      (a) make and keep public information available, as those terms are understood and defined in Rule 144;

      (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

      (c) furnish to Investor so long as Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration; and

      (d) at the request of any holder of Registrable Securities, upon receipt from such holder of a certificate certifying (i) that such holder has held such Registrable Securities for a period of not less than one(1) year, (ii) that such holders has not been an affiliate (as defined in Rule 144) of the Company for more than the ninety (90) preceding days, and (iii) as to such other matters as may be appropriate in accordance with Rule 144, to deliver an opinion of counsel and instructions to the Company's transfer agent to remove from the certificate representing such Registrable Securities that portion of any restrictive legend that relates to the registration provisions of the Securities Act; provided, however, that at the Investor's sole discretion, counsel to the Investor may provide those instructions and opinion to the transfer agent regarding the removal of the restrictive legend.

9. Assignment of the Registration Rights. The rights to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assigned by an Investor to any transferee of the Registrable Securities (or all or any portion of the Debentures, Equity Line Warrants or Debenture Warrants) permitted or allowable by the terms of the Securities Purchase Agreement only if:

      (a) the Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment,

      (b) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (i) the name and address of such transferee or assignee and (ii) the securities with respect to which such registration rights are being transferred or assigned,

      (c) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws, and

      (d) at or before the time the Company received the written notice contemplated by clause (b) of this sentence the transferee or assignee agrees in writing with or in favor of the Company to be bound by all of the provisions contained herein, a copy of which shall be provided to the Company.

The copies referred to in clauses (a) and (d) of the immediately preceding sentence may be redacted to delete certain financial and other details of the transaction between the Investor and its transferee if the same is included in the document to be provided to the Company. In the event of any delay in filing or effectiveness of the Registration Statement as a result of such assignment, the Company shall not be liable for any damages arising from such delay, or the payments set forth in Section 2(c) hereof.

      Miscellaneous.

      (e) Costs and Expenses. The Company shall be responsible for the Investors' reasonable out-of-pocket costs and expenses, including fees and expenses of its legal counsel, in connection with the performance of its obligations hereunder. The Company agrees to pay the Investor the amounts due under this clause no later than the Agreement Date.

      (f) Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

            If to the Company:

      iExalt, Inc.
      Attention: Don W. Sapaugh
      12000 Aerospace Avenue, Suite 110
      Houston, Texas 77034
      Telecopy: 281-9334114
      Telephone: 281-464-8400

            With a copy (which shall not constitute notice) to:

      Seth Farbman, P.C.
      Attention: Seth Farbman, Esq.
      138-54 Jewel Avenue
      Flushing, New York 11367
      Telecopy: 718-261-8807
      Telephone: 718-261-4327

            If to the Investor, to

      Thomson Kernaghan & Co., Ltd.
      Attention: Michelle McKinnon
      365 Bay Street, 10th floor
      Toronto, Ontario
      M5H 2V2 Canada
      Telecopy: 416-860-9663
      Telephone: 416-860-6121

            With a copy (which shall not constitute notice) to:

      Law Offices Of Lance T. Bury
      Attention: Lance T. Bury
      2035 Crabapple Parc Way
      Roswell, GA 30076
      Telecopy: 770-518-0916
      Telephone: 770-392-3332

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

      (c) Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York as well as the U.S. securities laws. The parties agree to binding arbitration before the American Arbitration Association or successor entity if applicable (or other agreed to arbitration panel). The parties agree that venue shall lie in New York City for any civil action between the Company and the Investor, or their respective successors in interest, arising out of or relating to this Agreement. The Company and the Investor, for themselves and their respective successors in interest, hereby irrevocably consent to such binding arbitration, and hereby irrevocably waive any claim of forum non conveniens or right to change such venue. The parties agree to a three panel board, with each party picking one arbitrator, and the two selected arbitrators agreeing upon the third arbitrator.

      (d) Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

      (e) Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party; provided, however, that Investor may assign its rights and obligations hereunder, in whole or in part, to any Affiliate of the Investor (a "Permitted Transferee"); provided, however, that any such assignment shall not release the Investor from its obligations hereunder. The rights and obligations of the Investor under this Agreement shall inure to the benefit of, and be enforceable by and against, any such Permitted Transferee. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

      (f) Waiver of Immunity. The Company irrevocably waives, to the fullest extent permitted by law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any action or proceeding in any court relating in any way to this

Agreement and agrees that it will not raise or claim or cause to be pleaded any such immunity at or in respect of such action or proceeding.

      (g) Headings. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

            Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument. A signed photocopy or facsimile copy shall be as valid and binding as an original.

      (h) Survival; Severability. The representations, warranties, covenants and agreements of the parties hereto shall survive each Closing hereunder. The indemnity and contribution agreements contained herein shall survive and remain operative and in full force and effect regardless of (i) any termination of this Agreement or of the Commitment Period, (ii) any investigation made by or on behalf of any indemnified party or by or on behalf of the Company, and (iii) the consummation of the sale or successive resales of the Common Stock. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

      (i) Effectiveness of the Agreement. This Agreement shall be effective as of the Effective Date.

      IN WITNESS WHEREOF, the parties hereto have caused this Registrations Rights Agreement to be duly executed by their respective authorized officers as of the date hereof.

iExalt, Inc.                            THOMSON KERNAGHAN & CO., LTD.


By: /s/ Donald W. Sapaugh               By: /s/Ian McKinnon
    -----------------------------           ------------------------------------
Name:  Donald W. Sapaugh                Name: Ian McKinnon
       --------------------------             ----------------------------------
Title: Chairman and CEO                 Title:
       --------------------------             ----------------------------------

                                  IEXALT, INC.
                   REGISTRATION RIGHTS AGREEMENT SCHEDULE 5(b)

1. Approximately 1,250,000 shares to Travin

2. Approximately 1,250,000 shares to TCA

3. 200,000 shares of common stock relating to the acquisition of Clean Web, Inc.

4.